UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006 (December 22, 2006)

Dividend Capital Total Realty Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-125338	30-0309068
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Acquisition or Disposition of Assets

On December 22, 2006, a joint venture (the “Joint Venture”) between a wholly-owned subsidiary of Dividend Capital Total Realty Trust Inc. (the “Company”) and an affiliate of Westcore Properties AC, LLC (“Westcore”), acquired a fee interest in Shiloh Road Research Park (“Shiloh Road”), an office property located in Plano, Texas. The total acquisition cost of the property was approximately $34.9 million (consisting of an approximate $33.0 million purchase price plus additional due diligence and other closing costs) and was paid for through a combination of (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering and available cash, (ii) an equity contribution from Westcore to the Joint Venture and (iii) debt financing obtained by the Joint Venture. Shiloh Road consists of 439,000 net rentable square feet and is currently 100% leased.

The debt financing described above consists of an interest-only, secured loan agreement (the “Loan Agreement”) entered into by the Joint Venture with Countrywide Commercial Real Estate Finance, Inc. on December 20, 2006. The term of the Loan Agreement is ten years. Pursuant to the Loan Agreement, the Joint Venture received loan proceeds of $22.7 million in the form of a promissory note at a 5.57% fixed interest rate secured by a mortgage on Shiloh Road. The promissory note is non-recourse to either the Joint Venture or the Company.

Pursuant to an advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), upon closing the Company paid to the Advisor an acquisition fee in the amount of approximately $494,000 (equal to 2% of the Company’s pro rata portion of the approximate $33.0 million purchase price). Such amount is not included in the approximate $34.9 million total acquisition cost of the property described above. The Advisor will also receive an asset management fee consisting of: (i) a monthly fee equal to one twelfth of 0.5% of Company’s pro rata portion of the aggregate cost (before non cash reserves and depreciation) of the property and (ii) a monthly fee equal to 6.0% of the Company’s pro rata portion of the aggregate monthly net operating income derived from the property.

The Joint Venture was formed for the purpose of acquiring Shiloh Road, although the Company and Westcore have pursued similar arrangements in the past and may also pursue similar arrangements in the future. Pursuant to the joint venture agreement, the Company and Westcore were required to make initial equity capital contributions equal to 75.0% and 25.0%, respectively, of the total acquisition cost of the property. Additional capital contributions require the unanimous written approval of both parties as to the amount and timing thereof. In addition, Westcore is eligible for potential profit participation upon the ultimate sale of the property. The property’s sole tenant, Flextronics International USA, Inc. (“Flextronics”), will self-manage the property. Therefore, no property management agreement has been entered into.

Shiloh Road was acquired by the Joint Venture pursuant to a purchase agreement entered into by and between Westcore Shiloh, LLC (a wholly-owned subsidiary of the Joint Venture formed solely to acquire this property) and Flextronics, the seller and the sole tenant of Shiloh Road. The total cost of this acquisition may increase by additional costs which have not yet been finally determined. Any additional costs are not expected to be material.

Property	Year Built	Total Appoximate Acquisition Cost (1), (2)	Net Rentable Area (Square Feet)	Occupancy	Major Tenant (3)
Shiload Road Research Park	2001	$34,902,000	439,000	100%	Flextronics International USA, Inc.

(1)             The Total Approximate Acquisition Cost was funded as follows: (i) an equity contribution from the Company to the Joint Venture using proceeds from the Company’s public equity offering and available cash, (ii) an equity contribution from Westcore to the Joint Venture and (iii) debt financing obtained by the Joint Venture.

(2)             Total Approximate Acquisition Cost includes a purchase price of $32,950,000, plus additional transfer taxes, due diligence and closing costs. This amount does not include an estimated acquisition fee to be paid by the Company (pursuant to the terms of an advisory agreement described in the Company’s prospectus) to Dividend Capital Total Advisors LLC (the Company’s advisor) in the amount of approximately $494,000.

(3)             Flextronics International USA, Inc. is the property’s sole tenant.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01   Financial Statements and Exhibits

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dividend Capital Total Realty Trust Inc.
(Registrant)

Date: December 29, 2006	By:	/s/ JOHN E. BIALLAS
	Name:	John E. Biallas
	Title:	Chief Operating Officer